UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     October 18, 2005

RENT-WAY, INC.

(Exact Name of Registrant as Specified in Its Charter)

PENNSYLVANIA

(State or Other Jurisdiction of Incorporation)

0-22026                                                   25-1407782

(Commission File Number)                     (IRS Employer Identification No.)

One RentWay Place, Erie, Pennsylvania                                          16505

(Address of Principal Executive Offices)                                    (Zip Code)

(814) 455-5378

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        On October 18, 2005, the Board of Directors of Rent-Way approved the adoption of the Rent-Way, Inc. Executive Non-Qualified Retirement Plan. The plan is a non-qualified deferred compensation plan which has as its primary purpose allowing “highly compensated employees” of the company within the meaning of the Internal Revenue Code to defer a portion of their compensation. The amount of compensation to be deferred by a plan participant is determined in accordance with the plan based on elections made by the participant. The company may at its discretion contribute to the plan on behalf of participants. A participant vests in the company’s contributions, if any, equally over a five year period. Under the plan, a participant may elect from a lump sum or installment distribution following separation from service. All amounts under the plan will be invested in a manner directed by the participants from among options made available by the plan trustee.

        The Board has the right to amend, terminate or suspend the plan at any time, except that no such amendment or termination shall adversely affect the right of the participant to the balance of his or her deferred account as of the date of such amendment or termination. All compensation deferred under the plan will continue for all purposes to be a part of the general assets of the company and the participant’s plan account will at all times represent the general obligation of the company.

        A copy of the plan will be filed as an exhibit to the company’s Form 10-K for the fiscal year ended September 30, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rent-Way, Inc.

Dated:    October 24, 2005

By: /s/William A. McDonnell
_________________________________
Name:    William A. McDonnell
Title:    Senior Vice President & CFO